RESURGENCE PROPERTIES INC. ANNOUNCES PLAN OF LIQUIDATION AND DISSOLUTION

Contacts:

Jay L. Maymudes                              Josh Reiss
Wexford Management LLC                       Burson-Marsteller
(203) 862-7050                               (212) 614-5084



Greenwich CT, (April 29, 1997)--Resurgence Properties Inc. (NASDAQ SmallCap
Market: RPIA) announced today that the Board of Directors has approved a plan of complete liquidation and dissolution of the Company (the "Plan") for submission to its shareholders for their approval. The shareholders meeting is expected to be held during the third quarter of 1997. The effective date of the Plan will be upon the majority vote of the Company's shareholders.

Among the key features of the Plan are: (1) the cessation of all business activities, other than those in furtherance of the Plan; (2) the sale or disposition of all of the Company's assets; (3) the satisfaction of all outstanding liabilities; (4) the payment of liquidating distributions to shareholders in complete redemption of the Common Stock and; (5) the filing of Articles of Dissolution.

In addition, the Board of Directors has agreed to extend the management agreement with Wexford Management LLC under a reduced fee arrangement through December 31, 1997 and to replace all of the Management Options issued to Wexford with a compensation package designed to provide the same benefits as the Management Options.

Resurgence is engaged in diversified real estate activities including the ownership, operation and management of retail, office, industrial/warehouse and multi-family real estate located throughout the United States, and investments in mortgage loans. Resurgence was formed as a result of the consummation of the Chapter 11 reorganization of Liberte Investors (f/k/a Lomas and Nettleton Mortgage Investors) on April 7, 1994. Pursuant to the reorganization, Liberte transferred most of its assets to Resurgence. Resurgence is managed and administered by Wexford Management LLC. Resurgence currently has 10,000,000 shares of common stock outstanding.